EXHIBIT 99.4

Management's Discussion and Analysis of Results of Operations

This Results of Operations section of Management’s Discussion and Analysis is being provided in connection with the supplemental information provided in this Form 8-K and reflects the recast segment information for the three and nine months ended March 31, 2012 and 2011.

Three months ended March 31, 2012 Compared to March 31, 2011

(dollars in thousands)
Three months ended March 31,	2012	%	2011	%
Net sales	$379,357	100.0%	$288,386	100.0%
Cost of sales	275,028	72.5%	205,822	71.4%
Gross profit	104,329	27.5%	82,564	28.6%
Selling, general and administrative expenses	63,183	16.7%	53,664	18.6%
Acquisition related expenses and restructuring charges	549	0.1%	(1,920)	(0.7)%
Operating income	40,597	10.7%	30,820	10.7%
Interest and other expenses, net	4,172	1.1%	2,851	1.0%
Income before income taxes and equity in earnings of equity-method investees	36,425	9.6%	27,969	9.7%
Provision for income taxes	12,384	3.3%	11,076	3.8%
Equity in net (income) loss of equity-method investees	(28)	—%	121	—%
Income from continuing operations	24,069	6.3%	16,772	5.8%
Income from discontinued operations, net of tax	38	—%	—	—%
Net income	$24,107	6.4%	$16,772	5.8%

Net sales for the three months ended March 31, 2012 were $379.4 million compared to $288.4 million for the three months ended March 31, 2011, an increase of $91.0 million, or 31.5%. Sales in all four of our geographic areas increased. Our increased sales were driven by the acquisition of the Daniels Group ("Daniels") in the second quarter of fiscal 2012 and sales resulting from increased consumption and distribution.

Gross profit for the three months ended March 31, 2012 was $104.3 million, an increase of $21.8 million, or 26.4%, from gross profit of $82.6 million reported in last year's third quarter. Gross profit as a percentage of net sales was 27.5% for the three months ended March 31, 2012 compared to 28.6% in last year's third quarter. The change in gross profit percentage resulted from the mix of product sales, including the margin impact related to the inclusion of Daniels which operates at slightly lower relative margins. In addition, we experienced generally higher input costs, which were offset partially by productivity savings and price increases.

Selling, general and administrative expenses were $63.2 million for the three months ended March 31, 2012, an increase of $9.5 million, or 17.7%, compared to $53.7 million reported in the third quarter of fiscal 2011. Selling, general and administrative expenses have increased primarily as a result of the costs brought on by the businesses we acquired, including higher amortization expense related to identified intangible assets, partially offset by savings resulting from the integration of the Sensible Portions brand operations. Selling, general and administrative expenses as a percentage of net sales decreased to 16.7% in the third quarter of fiscal 2012, primarily related to the inclusion of Daniels which operates with lower relative expenses, compared to 18.6% in the third quarter of last year.

In the three months ended March 31, 2012 we recorded acquisition and integration related expenses of $0.5 million, which were primarily incurred in connection with the acquisition of Daniels. In the three months ended March 31, 2011, we incurred acquisition and integration related expenses of $1.7 million primarily related to the acquisitions of Danival and GG UniqueFiber, and restructuring expenses of $0.5 million primarily related to the closing of a small non-dairy beverage production facility in the United Kingdom. These expenses were offset by $4.1 million of expense reduction resulting from an adjustment in the carrying value of the contingent consideration related to the acquisition of the net assets and business of Sensible Portions in June 2010.

Operating income was $40.6 million for the three months ended March 31, 2012 compared to $30.8 million in last year's third quarter. The increase in operating income resulted primarily from the increased sales and gross profit. Operating income as a percentage of net sales was 10.7% in both the March 31, 2012 and the March 31, 2011 quarters.

Interest and other expenses, net were $4.2 million for the three months ended March 31, 2012 compared to $2.9 million for the three months ended March 31, 2011. Net interest expense totaled $4.2 million in this year's third quarter, which includes interest on the $150 million of 5.98% senior notes outstanding, interest related to borrowings under our revolving credit agreement and certain other interest charges, offset partially by interest income earned on cash equivalents. Net interest expense in last year's third quarter was approximately $3.4 million. The increase in interest expense primarily resulted from higher average borrowings under our revolving credit facility, the proceeds of which were used to purchase Daniels during the second quarter of fiscal 2012.

Income from continuing operations before income taxes and equity in the earnings of our equity-method investees for the three months ended March 31, 2012 amounted to $36.4 million compared to $28.0 million in the comparable period of the prior year.

Our effective income tax rate from continuing operations was 34.0% of pre-tax income for the three months ended March 31, 2012 compared to 39.6% for the three months ended March 31, 2011. The effective tax rate for the third quarter of fiscal 2012 was lower than the comparable period of the prior year as a result of the acquisition of Daniels and the increased income in its lower tax rate jurisdiction. In addition, in the third quarter of fiscal 2012, the Company recorded a discrete adjustment to recognize a decrease of $0.8 million in its liability for uncertain tax positions as the result of an expiration of the statute of limitations. The Company's tax rate for the three months ended March 31, 2012 was unfavorably impacted by $1.2 million related to nondeductible transaction costs incurred in connection with the acquisition of Daniels. The effective rate differs from the statutory federal rate due to the items noted previously as well as the effect of state and local income taxes. Our effective tax rate may change from quarter to quarter based on recurring and non-recurring factors including the geographical mix of earnings, enacted tax legislation, state and local income taxes and tax audit settlements.

Our equity in the net earnings from our joint venture investments for the three months ended March 31, 2012 was income of $28 thousand compared to a loss of $121 thousand in last year's third quarter. Our equity in the earnings of Hain Pure Protein ("HPP") increased to $328 thousand for the three months ended March 31, 2012 from $12 thousand in the prior year's third quarter, which was almost fully offset by losses incurred by Hutchison Hain Organic ("HHO") as it continues to develop the Asian markets for our products.

Income from continuing operations for the three months ended March 31, 2012 was $24.1 million compared to $16.8 million in last year's third quarter. The increase of $7.3 million in earnings was attributable to the factors noted above.

Income from discontinued operations for the three months ended March 31, 2012 was $38 thousand. Net sales and operating income reported within discontinued operations was $21.0 million and $0.1 million for the three months ended March 31, 2012, respectively. There were no amounts reported in discontinued operations for the three months ended March 31, 2011 as the business being held for sale was acquired in October 2011.

SEGMENT RESULTS

The following table provides a summary of segment net sales and operating profit performance for the three months ended March 31, 2012 versus March 31, 2011:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Net Sales - Three months ended 3/31/12	$256,280	$71,564	$51,513	$—	$379,357
Net Sales - Three months ended 3/31/11	$230,647	$15,332	$42,407	$—	$288,386
% change	11.1%	366.8%	21.5%		31.5%

Operating income (loss) - Three months ended 3/31/12	$39,579	$5,121	$3,871	$(7,974)	$40,597
Operating income (loss) - Three months ended 3/31/11	$34,409	$(2,077)	$2,676	$(4,188)	$30,820
% change	15.0%	346.6%	44.7%		31.7%

Operating income (loss) margin - Three months ended 3/31/12	15.4%	7.2%	7.5%		10.7%
Operating income (loss) margin - Three months ended 3/31/11	14.9%	(13.5)%	6.3%		10.7%

(1) Includes $549 and $(1,837) of acquisition related expenses and restructuring charges for the three months ended March 31, 2012 and 2011, respectively.

Sales in the United States were $256.3 million, an increase of $25.6 million, or 11.1%, from the prior year's third quarter. Our increased sales were driven by increased consumption and expanded distribution, with strong sales of our Earth's Best, Celestial Seasonings, Imagine, MaraNatha, Garden of Eatin', Sensible Portions, The Greek Gods, and Alba Botanica, Avalon, and JASON brands. Operating income improved 15% to $39.6 million from $34.4 million in the prior year's quarter. The improved operating profit resulted from the increased sales and the leveraging of operating expenses over the larger sales base.
Sales in the United Kingdom were $71.6 million, an increase of $56.2 million from the prior year's third quarter and were primarily the result of the acquisition of Daniels. Operating profit in the United Kingdom was $5.1 million compared to a loss from operations of $2.1 million for the three months ended March 31, 2010.
Sales in our Other segment were $51.5 million, an increase of $9.1 million, or 21.5%, over the prior year's third quarter. Sales in Canada increased $8.0 million, primarily as a result of the acquisition of Europe's Best during the second quarter of fiscal 2012. Sales in Europe increased $1.1 million and include sales for the entire period from Danival and GG UniqueFiber, each of which were acquired in the third quarter of fiscal 2011. Operating income was $3.9 million, an increase of $1.2 million, or 44.6%, from the prior year period. The increase in operating income was attributable to the increase in sales and the resulting leverage of our selling, general and administrative expenses over the higher sales base.

Nine months ended March 31, 2012 Compared to March 31, 2011

(dollars in thousands)
Nine months ended March 31,	2012	%	2011	%
Net sales	$1,041,022	100.0%	$838,225	100.0%
Cost of sales	752,640	72.3%	600,167	71.6%
Gross profit	288,382	27.7%	238,058	28.4%
Selling, general and administrative expenses	182,765	17.6%	158,814	18.9%
Acquisition related expenses and restructuring charges	7,501	0.7%	169	—%
Operating income	98,116	9.4%	79,075	9.4%
Interest and other expenses, net	12,273	1.2%	8,835	1.1%
Income before income taxes and equity in earnings of equity-method investees	85,843	8.2%	70,240	8.4%
Provision for income taxes	31,063	3.0%	28,601	3.4%
Equity in net (income) loss of equity-method investees	(847)	(0.1)%	(495)	(0.1)%
Income from continuing operations	55,627	5.3%	42,134	5.0%
Income from discontinued operations, net of tax	208	—%	—	—%
Net income	$55,835	5.4%	$42,134	5.0%

Net sales for the nine months ended March 31, 2012 were $1.04 billion compared to $838.2 million for the nine months ended March 31, 2011, an increase of $202.8 million, or 24.2%. Sales in all four of our geographic areas increased. Sales in the United Kingdom include $100.3 million of sales recorded by Daniels since the date of acquisition during the second quarter of fiscal 2012 as well as sales of Europe's Best in Canada, also acquired during the second quarter of fiscal 2012.
Gross profit for the nine months ended March 31, 2012 was $288.4 million, an increase of $50.3 million from gross profit of $238.1 million reported in last year's first nine months. Gross profit as a percentage of net sales was 27.7% for the nine months ended March 31, 2012 compared to 28.4% of net sales for the March 31, 2011 comparable period. The change in gross profit percentage resulted from the mix of product sales, including the margin impact related to the inclusion of Daniels which operates at lower relative margins. In addition, we experienced generally higher input costs, offset partially by productivity savings and price increases.

Selling, general and administrative expenses were $182.8 million for the nine months ended March 31, 2012, an increase of $24.0 million, or 15.1%, compared to $158.8 million in the nine months ended March 31, 2011. Selling, general and administrative expenses have increased primarily as a result of the costs brought on by the businesses we acquired, including higher amortization expense related to identified intangible assets, partially offset by savings resulting from the integration of the Sensible Portions brand operations. Selling, general and administrative expenses as a percentage of net sales decreased to 17.6% in the first nine months of fiscal 2012, primarily related to the inclusion of Daniels which operates with lower relative expenses, compared to 18.9% in the first nine months of last year.

In the nine months ended March 31, 2012 we recorded acquisition and integration related expenses of $7.5 million, which were primarily incurred in connection with the acquisition of Daniels and additional contingent consideration on a prior acquisition. In the nine months ended March 31, 2011, we incurred acquisition and integration related expenses of $3.0 million primarily related to the acquisitions of The Greek Gods yogurt brand, Danival, and GG UniqueFiber, and restructuring expenses of $0.8 million, primarily related to the closing of a small non-dairy beverage production facility in the United Kingdom. These expenses were offset by $3.6 million of expense reduction resulting from an adjustment in the carrying value of the contingent consideration related to the Sensible Portions acquisition.

Operating income was $98.1 million for the nine months ended March 31, 2012 compared to $79.1 million in the prior year. The increase in operating income resulted primarily from the increased sales and gross profit. Operating income as a percentage of net sales was 9.4% in both the March 31, 2012 and March 31, 2011 periods.

Interest and other expenses, net were $12.3 million for the nine months ended March 31, 2012 compared to $8.8 million for the nine months ended March 31, 2011. Net interest expense totaled $11.0 million in this year's first nine months, which includes interest on the $150 million of 5.98% senior notes outstanding, interest related to borrowings under our revolving credit agreement and certain other interest charges, offset partially by interest income earned on cash equivalents. Net interest expense in last year's first nine months was approximately $10.2 million. The increase in interest expense primarily resulted from higher average borrowings under our revolving credit facility, the proceeds of which were used to purchase Daniels during the period, offset partially by a lower interest accretion on contingent consideration due to payments that were made during the first and second quarters of fiscal 2012.

Income from continuing operations before income taxes and equity in the after tax earnings of our equity-method investees for the nine months ended March 31, 2012 amounted to $85.8 million compared to $70.2 million in the comparable period of the prior year.

Our effective income tax rate from continuing operations was 36.2% of pre-tax income for the nine months ended March 31, 2012 compared to 40.7% for the nine months ended March 31, 2011. The effective tax rate for the first nine months of fiscal 2012 was lower than the comparable period of the prior year primarily as a result of reduced losses incurred in the United Kingdom and the acquisition of Daniels on October 25, 2011 and the increased income in its lower tax rate jurisdiction. Prior to the acquisition of Daniels, no tax benefits were recognized for losses incurred in the United Kingdom. The Company will continue to maintain a valuation allowance on its net deferred tax assets related to those carryforward losses until an appropriate level of profitability is attained such that the losses may be utilized. If the Company is able to realize any of these deferred tax assets in the future, the provision for income taxes will be reduced by a release of the corresponding valuation allowance. In addition, in the third quarter of fiscal 2012, the Company recorded a discrete adjustment to recognize a decrease of $0.8 million in its liability for uncertain tax positions as the result of an expiration of the statute of limitations. The Company's tax rate for the nine months ended March 31, 2012 was unfavorably impacted by $1.2 million related to nondeductible transaction costs incurred in connection with the acquisition of Daniels. The effective rate differs from the federal statutory rate primarily due to the items noted previously as well as the effect of state and local income taxes. Our effective tax rate may change from quarter to quarter based on recurring and non-recurring factors including the geographical mix of earnings, enacted tax legislation, state and local income taxes and tax audit settlements.

Our equity in the net income from our joint venture investments for the nine months ended March 31, 2012 was $0.8 million compared to $0.5 million for the nine months ended March 31, 2011. Our equity in the earnings of HPP increased to $2.0 million for the nine months ended March 31, 2012 from $0.7 million in the comparable period of the prior year, which was partially offset by losses incurred by HHO as it continues to develop the Asian markets for our products.

Income from continuing operations for the nine months ended March 31, 2012 was $55.6 million compared to $42.1 million for the nine months ended March 31, 2011. The increase of $13.5 million in earnings was attributable to the factors noted above.

Income from discontinued operations for the nine months ended March 31, 2012 was $0.2 million. Net sales and operating income reported within discontinued operations was $37.2 million and $0.4 million for the nine months ended March 31, 2012, respectively. There were no amounts reported in discontinued operations for the nine months ended March 31, 2011 as the business being held for sale was acquired in October 2011.

SEGMENT RESULTS

The following table provides a summary of segment net sales and operating profit performance for the nine months ended March 31, 2012 versus March 31, 2011:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Net Sales - Nine months ended 3/31/12	$749,075	$149,210	$142,737	$—	$1,041,022
Net Sales - Nine months ended 3/31/11	$679,718	$45,330	$113,177	$—	$838,225
% change	10.2%	229.2%	26.1%		24.2%

Operating income (loss) - Nine months ended 3/31/12	$113,071	$5,339	$8,681	$(28,975)	$98,116
Operating income (loss) - Nine months ended 3/31/11	$98,042	$(7,025)	$6,233	$(18,175)	$79,075
% change	15.3%	176.0%	39.3%		24.1%

Operating income (loss) margin - Nine months ended 3/31/12	15.1%	3.6%	6.1%		9.4%
Operating income (loss) margin - Nine months ended 3/31/11	14.4%	(15.5)%	5.5%		9.4%

(1) Includes $7,501 and $963 of acquisition related expenses and restructuring charges for the nine months ended March 31, 2012 and 2011, respectively.

Sales in the United States increased $69.4 million, or 10.2%, for the nine months ended March 31, 2012 from the prior year period. The increase in sales resulted from expanded distribution with growth from many of our brands, including Earth's Best, Celestial Seasonings, Imagine, MaraNatha, Garden of Eatin', Sensible Portions, The Greek Gods, Alba Botanica, Avalon Organics, and JASON, as improved consumption trends continued. Operating profit in the United States increased $15.0 million as a result of the increased sales, improving to 15.1% of net sales. The improved operating profit margin resulted from the leveraging of selling, general and administrative expenses over the increased sales base.
Sales in the United Kingdom were $149.2 million, an increase of $103.9 million, which was primarily attributable to the acquisition of Daniels in the second quarter of fiscal 2012. Segment operating profit for the United Kingdom was $5.3 million, compared to an operating loss for the nine months ended March 31, 2011. The improvement was attributable to the acquisition of Daniels.
Sales in our Other segment were $142.7 million, an increase of $29.6 million, or 26.1%, over the comparable period of the prior year. Sales in Canada increased $16.9 million, primarily as a result of the acquisition of Europe's Best during the second quarter of fiscal 2012. Sales in Europe increased $12.7 million and include sales for the entire period from Danival and GG UniqueFiber, each of which were acquired in the third quarter of fiscal 2011. Operating income was $8.7 million, an increase of $2.5 million, or 39.3%, from the comparable period of the prior year. The increase in operating income was attributable to the increase in sales and the resulting leverage of our selling, general and administrative expenses over the higher sales base.